Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DISH DBS Corporation:

We consent to the use of our report dated February 25, 2011 with respect to the consolidated balance sheets of DISH DBS Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
September 16, 2011